Exhibit 3.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “AMBAC FINANCIAL GROUP, INC.”, FILED IN THIS OFFICE ON THE SEVENTH DAY OF JUNE, A.D. 2024, AT 3:18 O’CLOCK P.M.

2261651 8100 SR# 20242812412	Authentication: 203672203 Date: 06-10-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:18 PM 06/07/2024 FILED 03:18 PM 06/07/2024 SR 20242812412 - File Number 2261651	AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF AMBAC FINANCIAL GROUP, INC.

Ambac Financial Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

1. The present name of the Corporation is Ambac Financial Group, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 29, 1991, and the name under which the Corporation was originally incorporated was AMBAC Inc.

2. This Amended and Restated Certificate of Incorporation of the Corporation restates and integrates, and also further amends, the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended.

3. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “General Corporation Law”).

4. Pursuant to Sections 242 and 245 of the General Corporation Law, the text of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Ambac Financial Group, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED

AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, postal code 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

CAPITAL STOCK

Section 4.01. Authorized Capital. The total number of shares of all classes of stock that the Corporation shall have authority to issue is one hundred fifty million shares (150,000,000) consisting of one hundred and thirty million (130,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and twenty million (20,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Section 4.02. Preferred Stock. The designations and the powers, preferences and rights and the qualifications, limitations or restrictions thereof of the shares of each class as Preferred Stock are as follows:

(a) The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein or in the resolution or resolutions providing for the issuance of such series, adopted by the Board of Directors as hereinafter provided; provided, however, that in the event the Board of Directors of the Corporation provides that any series of Preferred Stock shall be given voting powers, such series shall not be entitled to vote separately as a single class other than as expressly required by law and for the election of one or more additional directors of the Corporation in the case of dividend arrearages or other specified events and such series of Preferred Stock shall not be granted the right to cast in excess of one vote per share of Preferred Stock.

(b) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article IV and to the limitations prescribed by law, to authorize the issuance of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(i) The designation of such series;

(ii) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or non-cumulative;

(iii) Whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock, or for debt securities, of the Corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(vi) The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise;

(vii) The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(viii) The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

Section 4.03, Common Stock. Except as otherwise provided by this Amended and Restated Certificate of Incorporation or as otherwise from time to time provided by law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation.

Section 4.04. Substantial Stockholder.

(a) So long as any Person other than the Corporation or a Subsidiary thereof is (without giving effect to this Section 4.04(a)) the beneficial owner of capital stock representing 10% or more of the votes entitled to be cast by the holders of all Outstanding shares of capital stock (a “Substantial Stockholder” and the shares beneficially owned by a Substantial Stockholder, the “Substantial Stockholder Shares”), the record holders of the shares of capital stock beneficially owned by such Substantial Stockholder shall have, with respect to Substantial Stockholder Shares, limited voting rights on all matters, as follows: with respect to the Substantial Stockholder Shares that would entitle such record holders in the aggregate to cast less than 10% of the votes entitled to be cast by the holders of all Outstanding shares of capital stock (without giving effect to this Section 4.04(a)), such record holders shall be entitled to cast the vote per share specified in this Amended and Restated Certificate of Incorporation; and with respect to the Substantial Stockholder Shares that would otherwise entitle such record holders in the aggregate to cast 10% or more of the votes entitled to be cast by the holders of all Outstanding shares of capital stock (without giving effect to this Section 4.04(a)), such record holders shall not be entitled to cast any votes for such Substantial Stockholder Shares, so that such record holders shall be entitled to cast with respect to all Substantial Stockholder Shares held by such record holders in the aggregate only such number of votes that would equal (after giving effect to this Section 4.04(a)) one vote less than 10% of the votes entitled to be cast by all holders of Outstanding shares of capital stock; provided, however, that the restriction on voting contained in this Section 4.04(a) shall not apply to any Substantial Stockholder Shares if the Substantial Stockholder’s acquisition or ownership of capital stock representing 10% or more of the votes entitled to be cast by the holders of all Outstanding shares of capital stock has been approved whether before or after such acquisition or first time of ownership by the relevant Insurance Commissioners of the states of domicile of the insurance companies controlled by the Corporation. The aggregate voting power of such record holders, so limited, for all shares of capital stock beneficially owned by the Substantial Stockholder shall be allocated proportionately among such record holders as follows: for each such record holder, this allocation shall be accomplished by multiplying the aggregate voting power (after giving effect to the provisions of this Section 4.04(a)) of the Outstanding shares of capital stock beneficially owned by the Substantial Stockholder by a fraction the numerator of which is the number of votes that the shares of capital stock owned of record by such record holder would have entitled such record holder to cast were no effect given to this Section 4.04(a), and the denominator of which is the total number of votes which all shares of capital stock beneficially owned by the Substantial Stockholder would have entitled their record holders to cast were no effect given to this Section 4.04(a). A person who is the record holder of shares of capital stock that are beneficially owned simultaneously by more than one person shall have, with respect to such shares, the right to cast the least number of votes that such person would be entitled to cast under this Section 4.04(a) by virtue of such shares being so beneficially owned by any of such persons.

(b) The Board of Directors shall have the power and duty to interpret and apply this Article IV, on the basis of information known to them after reasonable inquiry, including without limitation the power to determine (i) whether a Person is a Substantial Stockholder, (ii) the number of shares of capital stock beneficially owned by any Person, (iii) whether a Person is an Affiliate or Associate of another, (iv) the Persons who may be deemed to be the record holders of shares beneficially owned by a Substantial Stockholder and (v) such other matters with respect to which a determination is required under this Article IV. Any such interpretation, application or determination made in good faith by the Board of Directors shall be binding and conclusive on all persons.

(c) The Board of Directors shall have the right to demand that any Person who is reasonably believed to be a Substantial Stockholder (or to hold of record shares of capital stock beneficially owned by a Substantial Stockholder) supply the Corporation with complete information as to (i) the record holder or holders of all shares beneficially owned by such Person, (ii) the number of shares of capital stock beneficially owned by such Person and held of record by each such record holder, and (iii) any other factual matter relating to the applicability or effect of this Article IV, as may reasonably be requested of such Person, and such Person shall furnish such information within ten days after the receipt of such demand.

(d) Nothing contained in this Article IV shall be construed to relieve any Substantial Stockholder from any fiduciary obligation imposed by law.

ARTICLE V

MEETINGS

Section 5.01. Annual Meetings. The annual meeting of stockholders of the Corporation for the election of directors of the Corporation, and for the transaction of such other business as may properly come before such meeting, shall be held at such place, date and time as shall be fixed by the Board of Directors and designated in the notice or waiver of notice of such annual meeting.

Section 5.02. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called by the Board of Directors or the Chairman of the Board of the Corporation, the Chief Executive Officer of the Corporation, the President of the Corporation, or the Secretary of the Corporation upon the written request of the holders of record of 25% or more of the voting power of the shares of common stock of the Corporation issued and Outstanding. Any such meeting shall be held on a date, place, if any, and at a time and for the purposes set forth in the notice or waiver of notice thereof. Business transacted at all special meetings shall be confined to the objects stated in the notice of special meeting.

Section 5.03. Consents to Corporate Action. Any action which is required to be or may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if consents in writing, setting forth the action so taken, shall have been signed by the holders of the outstanding shares of capital stock having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that prompt notice of the taking of the corporate action without a meeting and by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE VI

DEFINITIONS

As used in this Amended and Restated Certificate of Incorporation, the following terms shall have the following meanings:

“Affiliate”, with respect to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled By” or “Under Common Control With”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, by common management or otherwise. A Person having a contract or arrangement giving that Person control is deemed to be in control despite any limitations placed by law on the validity of the contract or arrangement. A corporation is deemed to be under common control with any other corporation, regardless of ownership, if substantially the same group of persons manage the two corporations.

“Associate”, used to indicate a relationship with a specified Person, shall mean (i) any Person (other than the Corporation or a Subsidiary) of which such specified Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of the voting securities of such Person, (ii) any trust or other estate in which such specified Person has a substantial beneficial interest or as to which such specified Person serves as trustee or in a similar fiduciary capacity, (iii) any relative or such spouse of such specified Person or any relative of such spouse who has the same home as such specified Person or who is a director or officer of the Corporation or any Subsidiary, and (iv) any Person who is a director or officer of such specified Person or any of its parents or subsidiaries (other than the Corporation or a Subsidiary).

A Person shall be deemed a “Beneficial Owner” of any shares of capital stock of the Corporation (a) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such Person or any of its Affiliates or Associates has, directly or indirectly, the right to vote pursuant to any agreement, contract, arrangement or understanding, or (c) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any contract, agreement, arrangement or understanding for the purpose of holding or voting of any capital stock of the Corporation.

“Outstanding”, when used in reference to shares of stock, shall mean issued shares, excluding shares held in treasury.

“Person” shall mean any individual, firm, corporation or other entity and shall include any group comprised of any Person and any other Person with whom such Person or any Affiliate or Associate of such Person has any agreement, contract, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation; provided that a different definition of “Person” shall apply solely for purposes of Article XII, as set forth therein.

“Subsidiary” shall mean any corporation of which a majority of any class of equity securities is beneficially owned, directly or indirectly, by the Corporation.

“Substantial Stockholder” shall be defined as in Section 4.04 of this Amended and Restated Certificate of Incorporation.

ARTICLE VII

DIRECTORS AND OFFICERS

Section 7.01. Exculpation. To the fullest extent permitted by the General Corporation Law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, respectively, of the Corporation, except for liability of: (a) a director or officer for any breach of the duty of loyalty to the Corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the General Corporation Law, (d) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (e) an officer in any action by or in the right of the Corporation. If the General Corporation Law is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of this Article VII, and any amendment to this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS, AND

INSURANCE

Section 8.01. Indemnification.

(a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding the foregoing, except as provided in Section 8.01(d) with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) Notwithstanding, and without limitation of any other provision of this Article VIII, to the extent that a director, officer, or employee of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 8.01(a) and (b) or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) If a claim under Section 8.01(a), 8.01(b) or 8.01(c) is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the person who has made such claim (the “indemnitee”) may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, the indemnitee shall be entitled to be paid also the expense of prosecuting such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder, the burden of proving that the indemnitee is not entitled to be indemnified under this Article VIII or otherwise shall be on the Corporation.

(e) Any indemnification under Sections 8.01(a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections 8.01(a) and (b). Such determination shall be made with respect to a person who is a director or officer of the Corporation at the time of such determination (i) by the Board of Directors of the Corporation by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (ii) a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Corporation.

(f) Expenses (including attorneys’ fees) incurred by a current or former director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that if the General Corporation Law requires, an advancement of expenses incurred by such a person in his capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such a director or officer, including, without limitation, service to an employee benefit plan) shall only be made upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII. The Corporation may grant rights to the advancement of expenses (including attorneys’ fees) to other persons upon such terms and conditions, if any, as the Corporation deems appropriate.

(g) The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(h) For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, or employees so that any person who is or was a director, officer or employee of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this Article VIII, references to “Other Enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “Serving At The Request Of The Corporation” shall include any service as a director, officer, or employee of the Corporation which imposes duties on, or involves service by, such director, officer or employee with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “Not Opposed To The Best Interests Of The Corporation” as referred to in this Article VIII.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.02. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such expense, liability or loss under the provisions of Section 145 of the General Corporation Law.

ARTICLE IX

BY-LAWS

Any By-law may be adopted, amended or repealed by vote of the Board of Directors or by a written consent of Directors to the extent provided for in the By-laws. The stockholders, at a meeting at which a quorum of stockholders is present, may also adopt, amend or repeal any By-law, whether adopted by them or otherwise, but only upon the affirmative vote of the record holders of a majority of the voting power of the shares, present at such meeting in person or represented by proxy to the extent provided for in the By-laws.

ARTICLE X

REORGANIZATION

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XI

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision of this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by law and the Amended and Restated Certificate of Incorporation, and all rights conferred on stockholders in this Amended and Restated Certificate of Incorporation are subject to this reservation.

ARTICLE XII

RESTRICTIONS ON

TRANSFER

(a) Definitions. For purposes of this Article XII the following terms shall have the following meanings:

“Agent” shall mean an agent designated by the Board of Directors of the Corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Corporation Securities” shall mean (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (within the meaning of Treasury Regulations Section l.382-4(d)(9)) to purchase stock of the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code), and (iv) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulations Section 1.382-2T(f)(18), or any successor provision.

“Effective Date” shall mean the date of filing of this Amended and Restated Certificate of Incorporation.

“Excess Securities” shall mean the Corporation Securities which are the subject of the Prohibited Transfer.

“Five-Percent Stockholder” shall mean (i) a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g) or (ii) a Person that is a “first tier entity” or “higher tier entity” (as such terms are defined in Treasury Regulations Section 1.382-2T(f)) of the Corporation if (A) that Person has a “public group” or individual, or (B) a “higher tier entity” of that Person has a “public group” or individual, that, in each case, is treated as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulations Section 1.382-2T(g).

“Percentage Stock Ownership” shall mean the percentage stock ownership interest as determined in accordance with Treasury Regulations Sections 1.382-2(a)(3), 1.382-2T(g), (h), (j) and (k), 1.382-3(a), and 1.382-4(d); provided, however, that for the sole purpose of determining the percentage stock ownership of any entity (and not for the purpose of determining the percentage stock ownership of any other Person), Corporation Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulations Section 1.382-2T(h)(2)(i)(A).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust, syndicate, estate, association, joint venture or similar organization, other entity, or group of persons making a “coordinated acquisition” of Corporation Securities or otherwise treated as an “entity” within the meaning of Treasury Regulations Section 1.382-3(a)(l) or otherwise, and includes, without limitation, an unincorporated group of persons who, by formal or informal agreement or arrangement (whether or not in writing), have embarked on a common purpose or act, and also includes any successor (by merger or otherwise) of any such individual or entity.

“Plan” shall mean the Plan of Reorganization of the Corporation, dated March 12,2012.

“Prohibited Distributions” shall mean any dividends or other distributions that were paid by the Corporation and received by a Purported Transferee with respect to the Excess Securities.

“Prohibited Transfer” shall mean any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article XII.

“Purported Transferee” shall mean the purported transferee of a Prohibited Transfer.

“Restriction Release Date” shall mean the earliest of (i) the repeal of Section 382 of the Code (and any comparable successor provision) or (ii) the earliest date on which the Board of Directors determines that (1) the consummation of the Plan did not satisfy the requirements of Section 382(1)(5) of the Code or treatment under Section 382(1)(5) of the Code is not in the best interests of the Corporation, its affiliates and its stockholders, taking into account all relevant facts and circumstances, including, without limitation, the market and other impact of maintaining these

Transfer restrictions herein, (2) an ownership change (within the meaning of Section 382 of the Code) would not result in a substantial limitation on the ability of the Corporation (or a direct or indirect subsidiary of the Corporation) to use otherwise available Tax Benefits, or (3) no significant value attributable to the Tax Benefits would be preserved by continuing the Transfer restrictions herein.

“Tax Benefits” shall mean the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” shall mean, subject to the last sentence of this definition, any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition and shall also include the creation or grant of an option (within the meaning of Treasury Regulations Section 1.382-4(d)(9)). A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation, the modification, amendment or adjustment of an existing option by the Corporation and the exercise by an employee of the Corporation of any option to purchase Corporation Securities granted to such employee pursuant to contract or any stock option plan or other equity compensation plan of the Corporation.

“Treasury Regulation” shall mean the income tax regulations (whether temporary, proposed or final) promulgated under the Code and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

(b) Restrictions on Transfer. In order to preserve the Tax Benefits, subject to Section (c) of this Article XII, any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Five-Percent Stockholder or (ii) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Stockholder shall be increased. Notwithstanding the foregoing, nothing in this Article XII shall prevent a Person that is a member of a public group of the Corporation (as defined in Treasury Regulation Section 1.382-2T(f)(l 3)) from transferring Corporation Securities to a new or existing public group of the Corporation,

(c) Certain Exceptions.

(i) The restrictions set forth in Section (b) of this Article XII shall not apply to an attempted Transfer of Corporation Securities if the transferor or the transferee obtains the written approval of the Board of Directors of the Corporation, which approval may be granted or denied in accordance with the procedures set forth in this Section (c) of Article XII. In connection therewith, and to provide for effective policing of such restrictions, prior to the date of any proposed Transfer of Corporation Securities that, in the absence of the approval of the Board of Directors pursuant to this Section (c) of Article XII, would be a Prohibited Transfer, either (a) the proposed transferee of such Corporation Securities (a “Restricted Transferee”) or (b) the proposed transferor of such Corporation Securities (a “Restricted Transferor”) shall request in writing (a “Request”) that the Board of Directors review the proposed Transfer of Corporation Securities and authorize or not authorize such proposed Transfer in accordance with this Section (c) of Article XII.

(ii) A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business, or telecopied to the Corporation’s telecopier number at its principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation.

(iii) A Request shall include: (A) the name, address and telephone number of the Restricted Transferee; (B) a description of the Restricted Transferee’s existing direct or indirect ownership of Corporation Securities; (C) a description of the Corporation Securities that are proposed to be Transferred to the Restricted Transferee; (D) the date on which such proposed Transfer is expected to take place (or, if such Transfer is proposed to be made in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect); (E) the name, address and telephone number of the Restricted Transferor (or, if such Transfer is proposed to be made in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect); and (F) a request that the Board of Directors authorize, if appropriate, such Transfer pursuant to this Section (c) of Article XII.

(iv) The Board of Directors shall use reasonable best efforts to make a determination to authorize or deny any Request on or before the twentieth business day (or, if necessary to permit the Restricted Transferee and/or Restricted Transferor to provide the information requested pursuant to this Section (c) of Article XII, such later date as reasonably determined by the Board of Directors in consultation with the Restricted Transferor or Restricted Transferee that made such Request) following receipt of the Request by the Corporation.

(v) The Board of Directors may authorize a Transfer of Corporation Securities to a Restricted Transferee, if it determines, in its sole discretion that, after taking into account the preservation of the Tax Benefits, such Transfer of Corporation Securities would be in the best interests of the Corporation and its stockholders. For purposes of this determination, the Board of Directors shall consider, among other items, the following: (i) the total owner shift under Section 382 of the Code, (ii) all other pending proposed Transfer requests, (iii) whether the proposed Transfer is structured to minimize the resulting owner shift, and (iv) any reasonably foreseeable events of which the Board of Directors has knowledge that would constitute additional owner shifts. Any determination by the Board of Directors not to authorize a proposed Transfer of Corporation Securities to a Restricted Transferee shall cause such proposed Transfer to be deemed a Prohibited Transfer. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Restricted Transferee to Transfer Corporation Securities acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Section (c) of Article XII through duly authorized officers or agents of the Corporation, Nothing in this Section (c) of Article XII shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(vi) In addition, the Board of Directors may, in its sole discretion, require (A) such representations from the Restricted Transferee and/or Restricted Transferor as to such matters as the Board of Directors may determine or (B) at the expense of the Restricted Transferor and/or Restricted Transferee, an opinion of counsel selected by the Board of Directors that the Transfer will not result in the application of any Section 382 limitation on the use of the Tax Benefits under Section 382 of the Code; provided that the Board of

Directors may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. Any Restricted Transferee and/or Restricted Transferor who makes a Request to the Board of Directors shall reimburse the Corporation, on demand, for all costs and expenses (including expenses of counsel and/or tax advisors) incurred by the Corporation with respect to any proposed Transfer of Corporation Securities, including, without limitation, such costs and expenses incurred in determining whether to authorize the proposed Transfer.

(vii) The Corporation shall promptly notify the Restricted Transferee and the Restricted Transferor of the Board of Directors’ determination to authorize or deny the Transfer described in the Request.

(viii) If the Board of Directors authorizes the Transfer of Corporation Securities, the Restricted Transferee and Restricted Transferor shall be permitted to consummate such Transfer described in the Request.

(d) Treatment of Excess Securities.

(i) No officer, director, employee or agent of the Corporation shall record any Prohibited Transfer, and a Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section (d)(iii) of this Article XII or until approval is obtained under Section (c) of this Article XII. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provision of this Section (d)(i) or Section (d)(iii) shall also be a Prohibited Transfer.

(ii) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed transferee or payee furnish the Corporation all information reasonably requested by the Corporation with respect to all the direct and indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement Article XII, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Corporation Securities and other evidence that a Transfer will not be prohibited by Section (b) of this Article XII as a condition to registering any Transfer.

(iii) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section (d)(iv) of this Article XII if the Agent rather than the Purported Transferee had resold the Excess Securities.

(iv) The Agent shall apply any proceeds of a sale by it of Excess Securities, and if the Purported Transferee had previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or their fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance, or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable or successor provision) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 5-percent or greater Percentage Stock Ownership interest in the Corporation, then such remaining amounts shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors such that no organization qualifying under Section 501(c)(3) of the Code shall possess Percentage Stock Ownership in the Corporation in excess of 5-percent. The Purported Transferee’s sole right with respect to such Corporation Securities shall be limited to the amount payable to the Purported Transferee pursuant to this Section (d)(iv). In no event shall the proceeds of any sale of Excess Securities pursuant to this Article XII inure to the benefit of the Corporation.

(e) Board Determinations.

(i) The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article XII, including, without limitation: (A) the identification of Five-Percent Stockholders; (B) whether a Transfer is a Prohibited Transfer; (C) the Percentage Stock Ownership in the Corporation of any Five-Percent Stockholder; (D) whether an instrument constitutes a Corporation Security; (E) the amount (or fair market value) due to a Purported Transferee pursuant to clause (ii) of Section (d)(iv) of this Article XII; (F) whether compliance with any restriction or limitation on stock ownership and transfers set forth in this Article XII is no longer required; and (G) any other matters which the Board of Directors determines to be relevant; and the determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article XII.

(ii) Nothing contained in this Article XII shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits, including without limitation implementing and enforcing the provisions of this Article XII. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, subject to Section 242(b) of the General Corporation Law, by adopting a written resolution, (A) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article XII, provided that, such ownership interest percentages may only be modified to the extent necessary to reflect changes to Section 382 and the applicable Treasury Regulations, (B) modify the definitions of any terms set forth in this Article XII, or (C) modify the terms of this Article XII as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate; provided, further, notwithstanding the first sentence of this Section (e)(ii) of Article XII, the Corporation shall not be entitled modify the terms of this Article XII in order to accelerate or extend the Restriction Release Date.

(iii) In the case of an ambiguity in the application of any of the provisions of this Article XII, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article XII requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article XII. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article XII. The Board of Directors may delegate all or any portion of its duties and powers under this Article XII to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article XII through duly authorized officers or agents of the Corporation. Nothing in this Article XII shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(f) Securities Exchange Transactions. Nothing in this Article XII (including, without limitation, any determinations made, or actions taken, by the Board of Directors pursuant to Section (c) of Article XII) shall preclude the settlement of any transaction entered into through the facilities of a national securities exchange or any national securities quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article XII and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article XII.

(g) Legal Proceedings: Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand, then the Corporation shall promptly take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this section shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article XII being void ab initio or (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article XII.

(h) Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article XII who knowingly violates the provisions of this Article XII and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

(i) Notice to Corporation. Any Person who acquires or attempts to acquire Corporation Securities in excess of the limitations set forth in this Article XII shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Prohibited Transfer on the preservation and usage of the Tax Benefits. As a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal, or record holder of Corporation Securities, and any proposed transferee and any Person controlling, controlled by, or under common control with the proposed transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article XII or the status of the Tax Benefits of the Corporation.

(j) By-laws. The By-laws may make appropriate provisions to effectuate the requirements of this Article XII.

(k) Certificates. All certificates representing Corporation Securities on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE XII OF THE CERTIFICATE OF INCORPORATION OF AMBAC FINANCIAL GROUP INC., AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

(l) Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article XII, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

(m) Benefits of Article XII. Nothing in this Article XII shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article XII. This Article XII shall be for the sole and exclusive benefit of the Corporation and the Agent.

(n) Severability. The purpose of this Article XII is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article XII or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XII.

(o) Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article XII, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

[Signature page follows]

IN WITNESS WHEREOF, Ambac Financial Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed on this 7th day of June, 2024 in its name and on its behalf by its Corporate Secretary.

By:	/s/ William J. White
Name:	William J. White,
Title:	Corporate Secretary